PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is effective as of December ___, 1999 by and among Wyman-Gordon Company, a Massachusetts corporation with a principal address at 244 Worcester Street, North Grafton, Massachusetts 01536 ("Seller"), and McLad Corporation, a Nevada corporation with a principal address of c/o Ladish Co., Inc. ("Ladish"), Cudahy, Wisconsin 53110 (hereinafter referred to as "Buyer"). Ladish is a signatory to this agreement for purposes of being jointly and severally liable for the performance by Buyer, its wholly owned subsidiary, of all obigations of Buyer pursuant to this Agreement.

                                    RECITALS

     WHEREAS, pursuant to the terms of an Asset Contribution Agreement (the "Asset Contribution Agreement") and a Company Agreement (the "Company Agreement") dated July 30, 1998 and effective as of August 1, 1998, Seller, its wholly owned subsidiary Wyman-Gordon Investment Castings, Inc. ("WGIC"), and Titanium Metals Corporation ("TIMET") formed Wyman-Gordon Titanium Castings, LLC (the "Company"), a limited liability company organized under the laws of the State of Delaware for the purpose of owning and operating two previously existing titanium investment casting businesses: one located in Franklin, New Hampshire (the "Franklin Business"), and another located in Albany, Oregon (hereinafter defined as the "Albany Business");

     WHEREAS, Precision Castparts Corp., an Oregon corporation ("PCC") and W-G Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of PCC ("Acquisition Sub"), have entered into an Agreement and Plan of Merger dated as of May 17, 1999 (the "Merger Agreement"), pursuant to which Acquisition Sub has commenced a tender offer for all of the outstanding shares of common stock of Seller (the "Tender Offer"); and

     WHEREAS, The United States Federal Trade Commission ("FTC") has required, in connection with the Tender Offer and the other transactions contemplated by the Merger Agreement, that Seller divest certain assets including the Albany Business; and

     WHEREAS, the FTC, Seller and PCC have executed an Agreement Containing Consent Orders (the "Agreement Containing Consent Orders") which, among other things, requires that, upon completion of the Tender Offer, Seller and PCC hold separate the Albany Business until the divestiture of the Albany Business is completed; and

     WHEREAS, to facilitate the divestiture of the Albany Business, Seller and TIMET have reached an agreement pursuant to which (i) the Franklin Business was sold back to WGIC from the Company, (ii) a pro-rata distribution was made by the Company to Seller, WGIC and TIMET of the purchase price for such sale, and (iii) Seller, by the Closing (as defined herein) shall have acquired all right, title and interest in the membership interest of TIMET in the Company; and

     WHEREAS, to further facilitate the divestiture of the Albany Business, the entire right, title and interest in the membership interest of WGIC in the Company, by the Closing, shall have been distributed as a dividend to Seller, the parent of WGIC; and

     WHEREAS, Seller, by the Closing, will own the entire membership interest in the Company (hereinafter referred to as the "Membership Interest"); and

     WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller the entire Membership Interest of the Company;

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller mutually agree as follows:

                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the meaning set forth below:

     "Affiliate" -- An Affiliate of any person or entity shall mean any individual, corporation, partnership, limited liability company or other entity controlled by, controlling, or under common control with such person.

     "Albany Business" -- The Albany Business shall mean the entire business and assets owned, leased and operated by the Company in connection with the titanium investment castings operation conducted by the Company in Albany, Oregon. For purposes of those representations and warranties of Seller set forth in Article 2 which refer to the Albany Business, the term Albany Business shall be deemed to include the Company in connection with its ownership and operation of the Albany Business.

     "Code" -- The Code shall mean the Internal Revenue Code of 1986, as amended.

     "ERISA"---ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Know" or "Knowledge" --- The terms "know" or "knowledge," or any variation thereof, with respect to any person shall include any actual knowledge by such entity or person or such entity or person's officers, directors and/or management committee members and shall encompass matters which the person or entity or the person's or entity's officers, directors and/or management committee members should have known after reasonable inquiry.

     "Real Estate"-- Real Estate shall refer collectively to all real property and the buildings thereon owned and/or leased by the Company as more particularly identified in Schedule 2.3 hereof.

     Capitalized terms defined herein shall have such definitions for all purposes hereunder.

     1.  Purchase and Sale of Membership Interest

         1.1 Transfer of Membership Interest. Subject to and upon the terms and conditions set forth herein and in reliance upon the covenants, representations, and warranties herein contained, at the Closing (as defined in ss. 1.6 hereof), Seller shall sell, transfer, assign and



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


     deliver to Buyer all of the Membership Interest of the Company. The foregoing transfer shall be evidenced by execution of the form of Assignment of Membership Interest attached hereto as Exhibit 1.5(a).

         1.2 Consideration for Such Transfers. The aggregate consideration paid by Buyer for the transfer in Section 1.1 above (the "Purchase Price") shall be Twenty-Six Million Six Hundred Thousand Dollars ($26,600,000.00) subject to adjustment as provided in Section 1.3 below.

         1.3   Adjustment to Purchase Price for Balance Sheet Changes.

               (a) Closing Balance Sheet. Within 60 days following the Closing Date (as set forth in Section 1.6) the Buyer shall prepare and deliver to the Seller a balance sheet for the Albany Business as of the close of business on the Closing Date (the "Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet and the final balance sheet determined in accordance with paragraphs (b), (c), (d) and (e) of this Section 1.3 (the "Final Closing Balance Sheet") shall be prepared in accordance with principles, practices and procedures that are the same as those which resulted in the asset and liability values reflected in the balance sheet effective as of October 2, 1999 (the "Peg Date"), which is attached hereto as Schedule 1.3 (the "Peg Balance Sheet"). The Preliminary Closing Balance Sheet and the Final Closing Balance Sheet are sometimes collectively referred to herein as the Preliminary and Final Closing Balance Sheets. Notwithstanding the foregoing, the following specific provisions shall take precedence over such principles, practices and procedures in the preparation of the Preliminary and Final Closing Balance Sheets:

                   (i) The amounts included in the Preliminary and Final Closing Balance Sheets for fixed assets (i.e., net plant, property and equipment) will be the same as those included in the Peg Balance Sheet except as necessary to reflect those changes in the net asset values that result from new transactions and actual changes in facts and circumstances occurring during the period after (but not including) the Peg Date through and including the Closing Date (the "Change Period"). (To illustrate, if an item of machinery and equipment was included in the Peg Balance Sheet at a net book value of $1 million, but had not been used for the past several years, or would no longer function, or would require major repairs to put it in working condition, this item would be valued at $1 million in the Preliminary and Final Closing Balance Sheets because no changes in circumstances occurred during the Change Period which would warrant a reduction in the book value of that asset as of the Closing Date that would not have been equally appropriate as of the Peg Date. However, if a change in facts or circumstances occurred during the Change Period which would have warranted a change in the book value of such item of machinery and equipment that would not have been equally appropriate as of the Peg Date, then the book value of such item would be changed on the Preliminary and Final Closing Balance Sheets.

                   (ii) The quantities of inventory used to determine the inventory amount to be included in the Preliminary and Final Closing Balance Sheets will be based on the results of a physical inventory to be taken as of the opening of business on the Closing Date in accordance with procedures to be mutually agreed to by the parties. The physical inventory quantities will be priced utilizing the same valuation methodologies which were used in the determination of



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


               the inventory amount reflected in the Peg Balance Sheet and in the case of items which were not on hand as of the Peg Date in accordance with the normal procedures of the Albany Business.

               (b) Seller's Review of Preliminary Closing Balance Sheet. Seller shall have 30 days following receipt of the Preliminary Closing Balance Sheet to review (the "Seller's Review") such balance sheet. If Seller determines, in Seller's reasonable judgment, that it has not been prepared in accordance with the provisions of paragraph (a), then within the said 30-day period allowed for Seller's Review, Seller shall prepare and deliver a letter to Buyer (the "Seller's Letter") setting forth in reasonable detail the adjustments that Seller determines are appropriate. During the said 30-day period, Buyer shall grant Seller reasonable access during normal business hours to the books and records of the Albany Business and its working papers pertaining to the Preliminary Closing Balance Sheet and shall authorize the Albany Business's auditors to grant Seller's auditors access to any working papers or other documents prepared by such auditors with respect to the Preliminary Closing Balance Sheet. If Seller does not prepare and furnish Seller's Letter to Buyer within the said 30-day period, then the Preliminary Closing Balance Sheet as prepared by Buyer will become the Final Closing Balance Sheet.

               (c) Buyer Response to Seller's Letter. Buyer will have 30 days following receipt of Seller's Letter, if any, to review such letter and prepare a written response (the "Buyer's Letter") setting forth Buyer's position with respect to each adjustment proposed by Seller in Seller's Letter. If Buyer does not prepare and furnish Buyer's Letter to Seller within the 30 days allowed, then all of the adjustments set forth in Seller's Letter shall be deemed to have been accepted by Buyer, and the Final Closing Balance Sheet shall be prepared by adjusting the Preliminary Closing Balance Sheet for all of the adjustments set forth in Seller's Letter.

               (d) Meeting to Resolve Proposed Adjustments. As soon as practicable, but not later than ten days following the receipt by Seller of Buyer's Letter, if any, the parties shall meet and endeavor to mutually resolve any of Seller's adjustments not agreed to in Buyer's Letter. If the parties reach agreement on the remaining adjustments, if any, then the Final Closing Balance Sheet shall be prepared by adjusting the Preliminary Closing Balance Sheet for the adjustments agreed to in Buyer's Letter and those resolved by the parties.

               (e) Resolution by Accounting Arbitrator. If the parties do not meet within the said ten-day period, or they fail to agree to meet at some later date, or they meet but are unable to resolve all of the adjustments set forth in Seller's Letter to the mutual satisfaction of both parties, then the parties, jointly, or if one party is unwilling then the other party singly, shall engage the Portland, Oregon office of a nationally recognized accounting firm not regularly retained by either party or Affiliate of either party (the "Accounting Arbitrator") to resolve any of Seller's adjustments which remain unresolved. The Accounting Arbitrator shall be furnished with a copy of the Agreement, the Peg Balance Sheet, the Preliminary Closing Balance Sheet, Seller's Letter, Buyer's Letter and any other relevant correspondence between the parties. The Accounting Arbitrator must, within 30 days from the date such documents are furnished, complete its review and render a written report setting forth its conclusion with respect to each of Seller's adjustments which were unresolved between the parties. The Accounting Arbitrator shall be granted access to the books and records of the Albany Business as well as the working


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


          papers or other documents which either party or its accountants may have which relate to the Preliminary Closing Balance Sheet and any other documents or information which the Accounting Arbitrator may deem appropriate. The parties shall have the right to submit written materials to the Accounting Arbitrator and make oral presentations all in accordance with procedures to be set forth in the engagement letter between the parties and the Accounting Arbitrator. The decision by the Accounting Arbitrator shall be in writing and delivered to both Buyer and Seller. The Accounting Arbitrator's decision shall be conclusive and binding upon the parties and may be entered and enforced in any court of competent jurisdiction. The parties agree to submit to the jurisdiction of any such court for the enforcement of such award or decision. Seller and Buyer shall each pay 50% of the fees and expenses of the Accounting Arbitrator. If the Accounting Arbitrator is engaged, the Final Closing Balance Sheet will be prepared by adjusting the Preliminary Closing Balance Sheet for any of Seller's adjustments accepted by Buyer's Letter, those agreed to by the parties and those determined by the Accounting Arbitrator.

               (f) Positive or Negative Purchase Price Adjustment. When the Final Closing Balance Sheet is determined pursuant to the provisions of paragraphs (b), (c), (d) and (e), then the net asset/equity value set forth on such Final Closing Balance Sheet will be the Final Net Asset Value and the Final Net Asset Value so determined shall be compared to the net asset/equity amount set forth on the Peg Balance Sheet (the "Peg Value"). If the Peg Value is more than the Final Net Asset Value, the Seller shall pay to Buyer an amount equal to the difference. Payment of such amount shall be made in cash within three days of determination of the Final Closing Balance Sheet by wire transfer to the Buyer's account. If the Final Net Asset Value is more than the Peg Value, the Buyer shall pay to Seller an amount equal to the difference in cash by wire transfer to the account of Seller within three days of determination of the Final Closing Balance Sheet.

         1.4 Payment. The Purchase Price shall be paid to Seller at the Closing, by wire transfer of the Purchase Price in immediately available funds to Seller's accounts as directed by Seller at the Closing.

         1.5 Delivery of Documents. On the Closing Date, Seller shall deliver to Buyer, effective as of the Closing Date, the following documents:

               (a) fully executed assignments of Membership Interest conveying to Buyer all right, title and interest in and to the entire Membership Interest;

               (b) the originals, as amended, of the Certificate of Formation, Company Agreement, minute book, membership interest ledger, company seal, and all other books and records of the Company, and to the extent in the possession of the Seller or the Company, books and records relating to the conduct of the Albany Business prior to the formation of the Company;

               (c) certificate from the Secretary of State of Delaware and each other state in which the Company is qualified to do business as a foreign entity indicating that the Company is in good standing under the laws of each such state; and

               (d) the resignations of all management committee members and officers of the Company effective as of the Closing.

         1.6 Closing. The consummation of the purchase and sale of the Membership Interest being transferred herein (the "Closing") shall take place at a place to be mutually agreed upon by Buyer and Seller on December 20, 1999 commencing at 10:00 a.m., or at such other time as may be mutually agreed upon in writing by the Buyer and the Seller (the "Closing Date").

     2.  Representations and Warranties of Seller.

         Seller represents and warrants to Buyer as set forth in this Article 2.

         2.1 Company Status. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. It has full power and authority to own or lease its property and assets and to carry on its business as it has been, and is, conducted. Schedule 2.1 sets forth those jurisdictions in which the Company is qualified to do business as a foreign entity. True, accurate, and complete copies of the Articles of Organization, Company Agreement, minutes, and membership interest books of the Company, as amended to date, have been delivered to Buyer prior to or on the date this Agreement is executed, and there have been no transactions involving the business of the Company which, according to accepted legal practice, should have been set forth in such books other than those in fact set forth therein. The minute books of the Company contain complete and accurate records of all material actions of the members and management committee of the Company. A true, accurate, and complete list of names and addresses of all management committee members and officers of the Company has been delivered to Buyer prior to the date this Agreement is executed.

         2.2 Ownership of Membership Interest.. At the Closing, Seller shall own the entire Membership Interest free and clear of liens and encumbrances of any nature or kind. No portion of the Membership Interest will be subject to preemptive rights, options or other agreements of any kind. The Company has not issued or sold, nor is there outstanding any other membership interest, stock, bond, warrants, options, convertible debentures, or other securities of the Company of any nature whatsoever except those interests held by Wyman-Gordon Investment Castings, Inc. and TIMET Castings Corporation which interests shall have been acquired by Seller by the Closing. Neither the Company nor Seller has any commitment, either firm or conditional, to sell, issue, purchase or repurchase any membership interest, stock or other securities or any rights with respect thereto of the Company except with respect to the right of Seller to acquire the Membership Interest of TIMET Castings Corporation. In addition, except as set forth in Schedule 2.2, the Company has not declared or made, or agreed to declare or make, any payment or distribution to members or to purchase, redeem, or acquire, directly or indirectly, any portion of any member's portion of the Membership Interest.

         2.3 Real Property. Attached hereto as Schedule 2.3 is an accurate and complete list of all Real Estate owned and leased by the Company. With respect to Real Estate owned by the Company, the Company has good and marketable title to all such property free and clear of any liens, encumbrances, claims, or charges (except for taxes in the ordinary course not yet due or payable). With respect to Real Estate leased by the Company, the Company is not in default under any such lease nor does the Seller or the Company have knowledge of any condition which has a material adverse effect on the Company's occupancy and use of any such leased Real Estate pursuant to the terms of any such lease. The Company does not have any


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


     contractual obligations to purchase or acquire any other interest in real property. There are not any condemnation, zoning or other land-use proceedings, either instituted or, to the best of Seller's or Company's knowledge, planned, which affect the Real Estate nor has Seller or the Company received any notice of any special assessment proceedings which affect the Real Estate. There are now in full force and effect duly issued certificates of occupancy permitting the Real Estate and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Estate has permanent rights of access to dedicated public highways. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Estate from and to the existing highways and roads and there is no pending or, to the Knowledge of the Seller and Company, threatened restriction or denial, governmental or otherwise, upon such ingress and egress. There is not, to the Knowledge of the Seller and Company, (i) any claim of adverse possession or prescriptive rights involving any of the Real Estate, (ii) any structure located on any Real Estate which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any such Real Estate. No public improvements have been commenced and, to the Company's and Seller's Knowledge, none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Estate. Neither Company nor Seller has notice or Knowledge of any (i) planned or proposed increase in assessed valuations (other than annual valuations performed under Oregon law) of any Real Estate, (ii) order requiring repair, alteration, or correction of any existing condition affecting any Real Estate or the systems or improvements thereat (except as set forth in Schedule 2.30), (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above or (iv) any structural, mechanical, or other defects of material significance affecting any Real Estate or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Estate) except as otherwise set forth in Schedule 2.3.

         2.4 Authorization. Seller has full power and authority and is duly authorized to enter into this Agreement and to consummate the transactions contemplated under this Agreement; and this Agreement, when executed, constitutes the legal, valid, and binding obligation of each Seller, enforceable against Seller in accordance with the terms and conditions set forth in this Agreement subject to any applicable bankruptcy, insolvency, or other laws affecting creditors' rights generally.

         2.5 Subsidiaries. The Company does not have any subsidiaries, nor does it directly or indirectly own or have any investment in any capital stock or any other proprietary interest in any other entity.

         2.6 Financial Statements. Seller has delivered to Buyer copies of income and cash flow statements of the Albany Business for the twelve month periods ending on May 31, 1997, May 31, 1998 and May 31, 1999, respectively as well as the balance sheet of the Albany Business as of May 31, 1996, May 31, 1997, May 31, 1998 and May 31, 1999 (collectively, the "Financial Statements"). Copies of the Financial Statements are attached as Schedule
     2.6. To the extent that the Financial Statements reflect the conduct and condition of the Albany Business on and after August 1, 1998 (the date on which the Company began operating the Albany Business), the Financial Statements, except as set forth in Schedule 2.6, have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), are true,



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


     correct and complete in all material respects and fairly reflect the financial position and results of operations of the Albany Business as of the date and for the respective periods indicated. To the extent that the Financial Statements reflect the conduct and condition of the Albany Business prior to August 1, 1998, such Financial Statements, to the knowledge of Seller and the Company based on representations made by TIMET in the Asset Contribution Agreement, fairly reflect the financial position and results of operations of the Albany Business as of the date and for the respective periods indicated. The individual line items reflected on the Peg Balance Sheet have been prepared in accordance with principles, practices and procedures consistent with those employed in preparing the Financial Statements.

         2.7   No Material Adverse Change. Since May 31, 1999,

               (a) except as set forth in Schedule 2.7(a), there have been no changes in the assets, properties, business, operations or condition (financial or otherwise) of the Albany Business which either individually or in the aggregate materially and adversely affect the Albany Business, nor does the Seller have reason to know of any change that is threatened, nor has there been any damage, destruction or loss materially and adversely affecting the assets, properties, business, operations or condition (financial or otherwise) of the Albany Business, whether or not covered by insurance; and

               (b) except as set forth in Schedule 2.7(b), the Albany Business has not:

                   (i)   incurred any indebtedness for borrowed money;

                   (ii) declared or paid any distribution of any kind to its members or made any direct or indirect redemption, retirement, purchase or other acquisition of any portion of the Membership Interest;

                   (iii) made any loan or advance to any of its members,
               officers, managers, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

                   (iv) made any payment or commitment to pay any severance or termination pay to any of its officers, managers, employees, consultants, agents or other representatives, other than payments to, or commitments to pay, persons made in the ordinary course of business;

                   (v) except in the ordinary course of business, sold, abandoned or made any other disposition of any of its assets or properties, acquired inventory or equipment, granted or suffered any lien or other encumbrance on any of its assets or properties; entered into or amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

                   (vi) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;



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


                   (vii) incurred any contingent liability as a guarantor or
               otherwise with respect to the obligations of others or canceled any material debt or claim owing to, or waived any material right of, the Albany Business;

                   (viii) made any change in accounting methods or practices, credit practices or collection policies used by the Albany Business; or

                   (ix) made any commitment to make any future payments for capital equipment or repairs;

                   (x)   entered into any lease (whether as lessor or lessee);

                   (xi)  made any increases in salaries, wages or benefits; and

               (c) the Company has conducted the Albany Business only in the ordinary course and consistently with its prior practices.

         2.8 Accounts Receivable. Except as set forth in Schedule 2.8, each account and note receivable (as encompassed within the Financial Statements) represents a sale in the ordinary course of the Albany Business's business and neither Seller nor the Company has any knowledge of any disputes concerning the goods and services subject to such sales, the price or terms relative to such sale, or of any pending insolvency or setoffs or other proceedings involving the purchasers of such goods and services. Except as set forth in Schedule 2.8, the Albany Business has no accounts or notes receivable from any Affiliate of the Company or from any member, manager, officer or employee of the Albany Business.

         2.9 Inventory. Except as set forth in Schedule 2.9, (i) the inventory of the Albany Business (including that reflected on the Financial Statements and any inventory thereafter acquired by the Albany Business) is and will be in good and merchantable condition and suitable and saleable or usable in the manufacture of saleable finished goods in the ordinary course of business and (ii) the values of the inventories stated in the Financial Statements reflect the lower of cost or market in accordance with GAAP. Purchase commitments for raw materials and parts are not in excess of normal requirements. Since May 31, 1999, the Albany Business has not sold any inventory items nor entered into any commitment for the sale of any inventory items except for sales or commitments made in the ordinary course of business.

         2.10 Assets. The Company has no assets other than those of the Albany Business. Attached to this Agreement as Schedule 2.10 is a listing of all the material fixed assets of the Albany Business as of the date set forth therein. None of the fixed assets of the Albany Business is held or will be held as of the Closing Date by the Albany Business as lessee under any lease or as a conditional sale vendee under a conditional sales contract or other title retention agreement, except as otherwise provided in Schedule
     2.10. None of the fixed assets of the Albany Business are subject to any valid option or other right of any third party to acquire any interest in any such assets. The Albany Business does not have any material assets that are not fully reflected in the Financial Statements or the Schedules to this Agreement, except those assets acquired since the date of the Financial Statements in the ordinary course of business, and which in the aggregate have no material adverse effect on the financial condition or the conduct of the Albany Business.

         2.11 Undisclosed Liabilities. The Company has no liabilities other than those of the Albany Business. The Albany Business has no liabilities or obligations (accrued, absolute or contingent), other than those set forth on the Financial Statements, except as are listed in attached
     Schedule 2.11 and except as would not have a material adverse effect on the results of operations and conduct of business of the Albany Business. The Albany Business has no liability or obligation (absolute or contingent) to provide funds to or on behalf of, or to guarantee or assume any debt, liability, or obligation of, any corporation, partnership, association, limited liability company, joint venture, individual, or other person, except as otherwise provided in Schedule 2.11.

         2.12  Litigation.  Except as set forth in Schedule 2.12.

               (a) There are no proceedings, actions or claims pending or threatened which would limit, impair, or adversely affect any of the transactions completed by this Agreement or any of the Albany Business' powers, rights, or privileges, which would materially limit or impair the value of the Albany Business' assets or property or which would result in a dissolution of the Company, including, without limitation, any proceedings under bankruptcy or insolvency statutes;

               (b) There are no judgments, decrees, injunctions, or court or administrative orders outstanding against the Company.

               (c) There are no suits, proceedings, or counterclaims (including, except as set forth in Schedule 2.30, any administrative charges or complaints) in law or in equity pending against the Company, its properties, or businesses.

               (d) There are no actions or proceedings pending in which the Company is the plaintiff or petitioner.

         2.13 Personal Property. Except as set forth in Schedule 2.13, the Company has good and marketable title to all personal property, including, without limitation, all personal property reflected on the Financial Statements and in Schedule 2.10 and all personal property acquired by the Albany Business since the date of the Financial Statements (except such personal property as has been disposed of in the ordinary course of business), free and clear of any lien, encumbrance, claim, or charge whatsoever. All machinery, tools, equipment, and other tangible personal property owned or leased by the Company which are used, usable by, or useful to the Albany Business in the ordinary course of business are in good operating condition, reasonable wear and tear excepted, and in a state of reasonable maintenance and repair.

         2.14 Contracts. Attached hereto as Schedule 2.14 is a true and complete list of the following written contracts, agreements, or commitments to which the Albany Business is party or by which the assets of the Albany Business may be bound:

               (a) contracts and other agreements with any current or former officer, manager, member, employee, consultant, agent or other representative of the Albany Business and contracts and other agreements for the payment of fees or other consideration to any entity in which any officer, manager or member of the Albany Business has an interest;

               (b) contracts and other agreements with any labor union or association representing any employee of the Albany Business or otherwise providing for any form of collective bargaining;

               (c) contracts and other agreements for the purchase and sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate the Albany Business to purchase all or substantially all of its requirements of a particular product or material from a supplier, or for periodic minimum purchases of a particular product or material from a supplier;

               (d) contracts and other agreements for the sale of any of the assets or properties of the Albany Business other than in the ordinary course of business or for the grant to any person of any options, rights, or preferential or similar rights to purchase any such assets or properties;

               (e) partnership or joint venture agreements;

               (f) contracts or other agreements under which the Albany Business agrees to indemnify any party or to share the tax liability of any party;

               (g) contracts, options and other agreements for the purchase of any asset, tangible or intangible calling for an aggregate purchase price or payments in any one year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements);

               (h) contracts and other agreements that cannot by their terms be canceled by the Albany Business and any successor or assignee of the Albany Business without liability, premium or penalty on no more than thirty days notice;

               (i) contracts and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

               (j) contracts and other agreements containing covenants of the Albany Business not to compete in any line of business or with any person or covenants of any other person not to compete with the Albany Business in any line of business;

               (k) contracts and other agreements relating to acquisition by the Albany Business of any operating business or an ownership interest in any other entity;

               (l) contracts and other agreements requiring the payment to any person of a commission or fee, including contracts or other agreements with consultants which provide for aggregate payments in excess of $50,000;

               (m) contracts, indentures, mortgages, promissory notes, loan agreements, guaranties, security agreements, pledge agreements, and other agreements relating to the borrowing of money or securing of any such liability;

               (n) distributorship or licensing agreements;

               (o) contracts under which the Albany Business will acquire or has acquired ownership of, or license to, intangible property (including software other than software licensed by the Albany Business as end user for less than $50,000);

               (p) leases, subleases or other agreements relating to real or personal property to which the Albany Business is a party; and

               (q) any other material contract or other agreement whether or not made in the ordinary course of business that has or may have a material adverse effect on the business or prospects, condition, financial or otherwise, of the Albany Business or any of its assets or properties.

          Seller has caused to be delivered or made available to Buyer true and complete copies of all such contracts, agreements and commitments (and all amendments, waivers or other modifications thereto). All such contracts, agreements, and commitments are valid, in full force and effect, and binding and enforceable on all parties thereto in accordance with their respective terms. To the knowledge of the Seller and the Company, no occurrence or circumstance exists which constitutes a breach or default, by the Company or any other party, or which by lapse of time and/or giving of notice would constitute a breach or default by the Company under any such contract, agreement, or commitment.

         2.15 Finders or Brokers. Except as set forth in Schedule 2.15, the Seller has not employed any agent, investment banker, financial advisors, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement and the transactions contemplated hereby.

         2.16 Customers. Schedule 2.16 sets forth the five customers who accounted for the largest sales of the Albany Business for each of the last two fiscal years (the "Customers"). The relationships of the Albany Business with its Customers are generally good commercial working relationships. The Seller and the Company have no knowledge of any plan, intention or threat of any such Customer to terminate, cancel or otherwise materially and adversely modify its relationship with the Albany Business.

         2.17 Suppliers. Schedule 2.17 sets forth the five suppliers who accounted for the largest purchases of raw materials and products used by the Albany Business for each of the last two fiscal years (the "Suppliers"). The relationships of the Albany Business with its Suppliers are generally good commercial working relationships. The Seller and the Albany Business have no knowledge of any plan, intention or threat of any such Supplier to terminate, cancel or otherwise materially and adversely modify its relationship with the Albany Business.

         2.18 Intellectual Property. For purposes of this Section 2.18, the term "Intellectual Property" shall mean (i) all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, and copyrights licensed to, used by, owned by, claimed by, or registered in the name of the Albany Business, or in which the Albany Business has any rights; and (ii) all research data, market reports, distribution methods, customer lists, trade secrets, and other proprietary and intellectual property rights that the Albany Business claims or uses and that are not within the general knowledge of the industry; and (iii) all computer software licensed to, used by, owned by, or claimed by the Albany Business.

         Except as set forth in Schedule 2.18, the Albany Business owns (or possesses adequate licenses or other rights to), and has the right to own, use, sell, license, or dispose of all Intellectual Property, and, to the knowledge of Seller and the Company, its use, ownership, sales, and licensing of the Intellectual Property does not infringe on any other person's rights. To the knowledge of the Seller and the Company, no person is infringing upon the Albany Business's rights in and to the Intellectual Property. Rights of the Albany Business with regard to Intellectual Property include all rights necessary, required, or desirable for the conduct of the operations of the Albany Business as presently conducted. No claim is pending or, to the knowledge of the Seller and the Company, threatened to the effect that (i) the present or past usage of the Intellectual Property by the Albany Business or the operations of the Albany Business infringe upon or conflict with the asserted rights of any other person in respect of any Intellectual Property, or (ii) any Intellectual Property is invalid or unenforceable. No contract, agreement, or understanding with any party exists that would impede or prevent the continued existence of the entire right, title, and interest of the Albany Business in and to any Intellectual Property upon consummation of the transactions contemplated herein.

         Set forth in Schedule 2.18 is a list or brief description of each patent, patent right, patent application, trademark, trademark application, service mark, service mark application, trade name and copyright licensed to, used by, owned by, claimed by, or registered in the name of the Albany Business.

         Set forth in Schedule 2.18 is a list or brief description of each license granted by the Albany Business, or a joint venture including the Albany Business, to any person, corporation, partnership or unincorporated entity, or otherwise, for the use of any of the Intellectual Property and a notation of the contract or agreement pursuant to which each such license has been granted.

         2.19  Non-ERISA Employment Agreements and Plans. Set forth on Schedule
     2.19 is a complete list of each current employment contract entered into by the Albany Business, or by which the Albany Business is bound, and each deferred compensation, bonus, profit sharing, equity appreciation, incentive compensation, savings, change in control compensation, severance or termination pay agreement or plan, and any other employee benefit plan, agreement, arrangement, or commitment, whether formal or informal, not required to be listed on Schedule 2.20, maintained, entered into or contributed to by the Albany Business for the benefit of, or under which the Albany Business is liable for any amount or benefit to, any current or former manager, officer, employee, or independent contractor of the Albany Business or any predecessor entity to the Albany Business or of any joint venture to which the Albany Business is a party (the "Non-ERISA Plans"). The Seller has caused to be delivered to Buyer true and correct copies of all plan documents, policy statements, or other available descriptions of each Non-ERISA Plan listed on Schedule 2.20. Non Non-ERISA Plan provides for any post-retirement benefit.

         2.20  Benefit Plans

               (a) Schedule 2.20 hereto sets forth a list of every Benefit Plan (as hereinafter defined) that is maintained by the Company or by an ERISA Affiliate (as hereinafter defined) with respect to the Albany Business. With respect to any Benefit Plan, there has been no failure to comply with any applicable provision of ERISA, the Code, and other federal or state law, or any agreement, which, in either case, would subject the Company or any ERISA Affiliate to liability (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense which has or reasonably could be expected to have a material adverse effect. No litigation or governmental administrative proceeding or investigation or other proceeding is pending or, to Seller's knowledge, threatened with respect to any such Benefit Plan.

               For purposes of this Section:

                   (1) "Benefit Plan" means (A) all employee benefit plans within the meaning of ERISA Section 3(3) maintained by the Company, Seller or any ERISA Affiliate and (B) all stock option plans and stock purchase plans, in each case in which any Albany Business employee is eligible to participate.

                   (2) An entity "maintains" a Benefit Plan if such entity sponsors, contributes to, or provides benefits under or through such Benefit Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Benefit Plan, or if such Benefit Plan provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries).

                   (3) An entity is an "ERISA Affiliate" of the Company for purposes of this Section if the entity is any corporation, trade or business that is along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Code ss.414(b) or 414(k), respectively, or ERISA ss.4001(b).

               (b) Neither the Company nor any ERISA Affiliate has incurred, nor does either reasonably expect to incur any liability under ERISA ss.4062 that could subject the assets of the Albany Business to a lien pursuant to ERISA ss.4068.

               (c) Each Benefit Plan that is intended to be qualified under
          Section 401(a) of the Code has received a determination letter from the Internal Revenue Service (the "IRS") that such Benefit Plan is so qualified, and to the knowledge of Seller, nothing has occurred since the date of such determination that could adversely affect the qualified status of such Benefit Plan

         2.21 Employee Relations. The Albany Business is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees or consultants. Except as set forth in Schedule 2.21, upon termination of the employment of any of such employees, the Albany Business will not, by reason of anything done prior to the Closing, be liable to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with the normal policies of the Albany Business). Except as set forth in Schedule 2.21, there are no administrative charges or court complaints against the Albany Business concerning employment related matters.

         2.22 Backlog. Schedule 2.22 hereof sets forth the true and accurate backlog (as of the date set forth therein) of firm orders for the sale of products or services of the Albany Business for which revenues have not been recognized by the Albany Business.

         2.23 Compliance with Law. Except as set forth in Schedule 2.23 and except as would not have a material adverse effect on the Albany Business and subject to Section 2.30 hereof, the Albany Business conducts its business and utilizes its property in compliance in all material respects with all applicable statutes, regulations, orders, and restrictions of the United States of America, all applicable states and other subdivisions thereof, all applicable foreign jurisdictions, all agencies and instrumentalities of the foregoing, and all applicable national and international self-regulatory bodies and authorities in respect of the conduct of its business and ownership of its properties, and the regulations adopted under such statutes. Except as set forth in Schedule
     2.23 and Schedule 2.30, no claims, complaints, reports, or other documents have been issued by any governmental agency concerning the operations of the Albany Business.

         2.24 Bank Accounts. Attached to this Agreement as Schedule 2.24 is a true and complete list of all bank accounts (including, without limitation, all checking accounts, savings accounts, N.O.W. accounts, or similar accounts), safe deposit boxes, and money market fund accounts or similar deposit accounts of the Albany Business, together with a list of all authorized signatories relating to each account.

         2.25 Insurance. Set forth on Schedule 2.25 is a complete list and description of all policies of insurance including a list of all claims filed since August 1, 1998, together with the premiums currently payable thereon, providing for fire, property, casualty, business interruption, personal or product liability, workers' compensation, errors and omissions, and other forms of insurance coverage maintained by the Company or an Affiliate of the Company with regard to the Albany Business. There is no claim, action, suit, or proceeding arising out of or based upon any such policies of insurance, and the Seller and the Albany Business have no knowledge of the existence of any facts that would reasonably be expected to constitute a basis for any such claim, action, suit, or proceeding. There is no notice of any pending or threatened termination or premium increase, including a retroactive premium adjustment, or default or omission by the Albany Business with respect to any of such policies, and the Albany Business is in material compliance with all conditions contained therein.

         2.26 No Conflicts with Other Agreements. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller do not, and will not, violate any provisions of the Articles of Organization or Company Agreement of the Company or violate any provision of, or cause a default under, or result in the acceleration of any obligation under any agreement, instrument, lease, lien, judgment, statute, law, rule, or regulation to which the Seller or the Albany Business are a party or by which Seller or the Albany Business or the property of Seller or the Albany Business may be bound or affected, or conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of any lien, security interest, charge, or encumbrance upon any of the assets of the Albany Business under any note, indenture, mortgage, lease, agreement, contract, purchase order, or other instrument or document to which the Albany

     Business is a party or by which it or any of its assets is bound or affected. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller does not, and will not, require the consent or approval of, or filing with, any court or administrative or governmental authority. The Seller has the legal right and power to enter into this Agreement and to carry out the transactions herein contemplated.

         2.27 Taxes. Seller has delivered to Buyer copies of all tax returns relating to the Company since August 1, 1998. Except as reflected on the Financial Statements, there are no outstanding claims against the Company for taxes (whether income taxes, employment taxes, withholding taxes, franchise taxes, sales or use taxes, license taxes, excise taxes, or otherwise) imposed by any federal, state, local, or other governmental agency, authority, or subdivision. All tax returns and reports of the Company required by law to be filed have been duly filed. All taxes, assessments, fees, penalties, interest, and other governmental charges (collectively, "Taxes") with respect to the Company and the Albany Business which are due and payable have been paid and all taxes to be payable and which are not yet due have been established as a reserve on the Financial Statements. The Albany Business will have no liability for taxes in excess of the amounts so paid or the reserves so established. No audit, dispute, or administrative proceeding relating thereto is pending or to the knowledge of Seller or the Company threatened.

         2.28 Licenses and Permits. The Albany Business has all permits, licenses, orders, and approvals of all federal, state, local, or foreign governmental or regulatory bodies, and of all other persons, firms, and entities required for it to own its assets and carry on its business as presently conducted. Schedule 2.28 sets forth a list of those permits, license, orders and approvals which the Company believes are material to the Albany Business. All such permits, licenses, orders, and approvals are in full force and effect, there have been no violations thereof by the Albany Business, and no suspension or cancellation or limitation of any of them is pending or threatened. Except as set forth on Schedule 2.28, none of such permits, licenses, orders, or approvals will be adversely affected by the consummation of the transactions described in this Agreement and will be in full force and effect after the Closing.

         2.29 Equipment Leases. Attached hereto as Schedule 2.29 is an accurate and complete list of all equipment leases to which the Albany Business is a party, including the name and address of the parties, the expiration date of the lease, the monthly rent, and any additional rent payable under such lease. True and complete copies of all such leases and any amendments thereto have been delivered to Buyer. The Albany Business and each other party thereto is in good standing under each such lease, and has received no notice of default from any other party thereto nor any notice of noncompliance with applicable state, federal, or municipal regulations; the Albany Business has no obligation under such lease which it has not fully performed, and Seller is not aware of any expenditures which are likely to be required under the provisions of any such lease for any purpose other than payment of rent.

         2.30  Environmental Matters.

               (a) For purposes of this Section 2.30, the following terms shall have the meanings set forth below:

               "Hazardous Substances" means (i) a pollutant, contaminant or hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss. 9600 et seq., and its accompanying regulations ("CERCLA") or (ii) any hazardous waste as defined in the Resource Conservation and Recovery Act, 42 U.S.C.ss. 6901 et seq.., and its accompanying regulations ("RCRA").

               "Environmental Laws" means (i) CERCLA; (ii) RCRA; (iii) the Clean Air Act; (iv) the Water Pollution Control Act; (v) the Toxic Substances Control Act; (vi) the Occupational Safety and Health Act;
          (vii) the State of Oregon counterparts to these laws, and (viii) any regulations which are promulgated pursuant to the foregoing laws.

               (b) Except as specifically set forth in Schedule 2.30(b) and except in material compliance with Environmental Laws, the Albany Business, during any time from and after August 1, 1998, has not engaged in the handling, treatment, storage, use, generation, release, dumping, or disposal of any Hazardous Substances. Except as set forth in Schedule 2.30(b) and except in material compliance with Environmental Laws, no Hazardous Substances, during any time from and after August 1, 1998, have been released on, under, in or to the Real Estate in any quantity or concentration that requires reporting under any Environmental Law or in any manner that is reasonably likely to have a material adverse effect on the Albany Business.

               (c) To the knowledge of the Seller and the Company, except as specifically set forth in Schedule 2.30(c), no underground storage tanks are located on the Real Estate.

               (d) Except as specifically set forth in Schedule 2.30(d), the Albany Business's activities on the Real Estate comply with all Environmental Laws except as would not have a material adverse effect on the Albany Business. All permits under Environmental Laws necessary for the operation of the Albany Business as presently conducted are listed in Schedule 2.30(d).

               (e) Except as specifically set forth in Schedule 2.30(e), (i) there are no outstanding orders, judgments, or decrees of any court or of any governmental agency or instrumentality under any Environmental Law which specifically apply to the Albany Facility; and (ii) the Company has not received from any governmental agency or instrumentality or any other person notice that it has been named as a responsible or potentially responsible party under any Environmental Law for any site contaminated by Hazardous Substances.

         2.31 Warranty Claims. Except as set forth on Schedule 2.31, neither the Seller nor the Company has any knowledge of any existing or threatened warranty claims related to products previously delivered by the Albany Business.

         2.32 Year 2000 Issues. The Albany Business has completed reviews of those computers and imbedded systems which it believes could be susceptible to faults as a result of an inability to recognize dates in the calendar year 2000. To the Knowledge of the Seller and the Albany Business based upon such reviews, the arrival of the calendar year 2000 will not result in a fault in any computer or imbedded system which would give rise to a material adverse effect on the Albany Business.

     3.  Representations and Warranties of Buyer

         Buyer hereby represents and warrants to Seller the following:

         3.1 Corporate Status. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

         3.2 Authorization. Buyer has full power and authority to enter into this Agreement and to consummate the transactions contemplated under this Agreement; all necessary corporate action shall be duly taken in order to authorize and ratify the execution and consummation of this Agreement; and this Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by general principles of equity and laws affecting rights of creditors generally.

         3.3 No Conflict with Other Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will conflict with, or result in a breach of
     (a) any of the terms, conditions, or provisions of any law or any regulation, order, writ, injunction, or decree of any court or government instrumentality; (b) the Articles of Incorporation or Bylaws of the Buyer;
     (c) and any agreement or other instrument to which the Buyer is a party, or by which it is bound. All consents of third parties which may be required of Buyer with respect to the transactions contemplated by this Agreement have been obtained.

     4.  Covenants of the Seller

         4.1   Conduct of Albany Business of the Albany Business.

               (a) From the date hereof through the Closing Date, the Seller, to the extent that Seller is allowed to exert any control over the Albany Business pursuant to the Agreement Containing Consent Orders, will cause the Company to take such reasonable actions as may be necessary to preserve the business organization of the Albany Business intact; keep available to the Albany Business the services of all current employees and consultants; and preserve for the Buyer the goodwill of the suppliers, customers, employees, and others having business relations with the Albany Business;

               (b) From the date hereof through the Closing Date, except as otherwise permitted by this Agreement or consented to in writing by Buyer, the Seller, to the extent that Seller is allowed to exert any control over the Albany Business pursuant to the Agreement Containing Consent Orders, will cause the Company to continue the operation of the Albany Business in the ordinary course and maintain the assets, properties, and rights of the Albany Business in at least as good order and physical condition as exists on the date hereof, subject to ordinary wear and tear. Without limiting the generality of the foregoing, except as otherwise permitted by this Agreement or consented to in writing by Buyer, the Seller, to the extent that Seller is allowed to exert any control over the Albany Business pursuant to the Agreement Containing Consent Orders, will not and will not permit the Company or the Albany Business to,

                   (i) incur any obligation or liability (absolute, accrued, contingent, or other), or increase the amount outstanding under any existing obligation of the Company or the Albany Business, including as a result of any draw under any line of credit, except in the ordinary course of business and consistent with the Albany Business's past business practices;

                   (ii) extend or defer the payment or satisfaction of any obligation or liability (absolute, accrued, contingent, or other) beyond the time that such payment or satisfaction would have been due or paid pursuant to the terms of the instrument creating such obligation or liability except in the ordinary course of business and consistent with the Albany Business's past business practices;

                   (iii) accelerate or attempt to accelerate the collection of any account receivable or bill for, or collect for goods sold or to be sold or services rendered or to be rendered prior to the time that such receivable or amount would have been posted or collected under the terms of the instrument creating such receivable except in the ordinary course of business and consistent with the Albany Business's past business practices;

                   (iv) transfer any asset to, pay any commission, salary, bonus, rent, or fee to, or make or receive any loan to or from any member or any relative or affiliate of any member, or redeem or purchase any of its portion of the Membership Interest, or agree to take any such action;

                   (v) establish, increase, decrease, or eliminate any reserve for taxes or other liabilities, except through the payment of such taxes or other liabilities (except for any adjustment in any reserve for taxes in the ordinary course of business and consistent with the Albany Business's past business practices);

                   (vi) sell, assign, lease, or otherwise transfer or dispose of any of the Real Estate or personal property or equipment of the Company or the Albany Business, except for the replacement of any worn out equipment in the ordinary and usual course of business;

                   (vii) mortgage, pledge, or subject to lien, charge, or other encumbrance any of the Real Estate or personal property or equipment of the Company or the Albany Business;

                   (viii)  cancel any debt or claim, or waive any right;

                   (ix) grant any increase in the compensation payable to any member, officer, consultant, employee, or agent of the Albany Business or terminate or hire any new employee, agent, or consultant except in the ordinary course of business;

                   (x) enter into or agree to enter into any transaction with or for the benefit of any member or any relative or Affiliate of any member;

                   (xi) issue, sell, or transfer, or agree to issue, sell, or transfer, any bond, debenture, or other security of the Company;

                   (xii) make any distributions or dividends to the members of the Company (except that Seller may cause cash to be distributed from the Company to Seller from time to time so long as such distribution does not result in a material adverse effect on the Albany Business), conduct any transactions in the Membership Interest, or allow the exercise of any outstanding warrants, options, or puts of securities of the Albany Business;

                   (xiii) enter into or amend any contract for the employment of any officer, manager, employee, or other person on a full-time, part-time, or consulting basis that is not terminable by the Albany Business upon notice of thirty days or less without cost or other liability to the Albany Business or any successor thereof, except for accrued vacation pay and for past services;

                   (xiv) enter into any leases, agreements, contracts, or other commitments, whether written or oral, other than commitments for the purchase or sale of inventory or supplies (in each case entered into in the ordinary and regular course of business of the Albany Business);

                   (xv) materially modify, amend, supplement, or extend any material contract;

                   (xvi) institute, terminate, or settle any administrative or judicial proceedings;

                   (xvii) defer making any payment or a contribution under any ERISA Plan or Non-ERISA Plan or incur any obligation to make any such payment or contribution beyond the time that such would have been made or incurred in the ordinary course of business and consistent with the Albany Business's past practices;

                   (xviii) amend the Articles of Organization of the Company;

                   (xix) make any change in any of the Company's methods of tax reporting or accounting; or

                   (x) change the banking or safe deposit arrangements of the Albany Business.

         4.2 Actions. To the extent that Seller is allowed to exert any control over the Albany Business pursuant to the Agreement Containing Consent Orders, the Seller shall (i) take or cause to be taken all actions as may be necessary to keep accurate as of the Closing Date all representations and warranties of Seller, (ii) refrain from taking or causing to be taken any action that would render any of such representations or warranties inaccurate as of the Closing Date, and (iii) take or cause to be taken all steps as may be necessary and obtain all agreements as may be necessary to perform or cause to be satisfied each covenant or condition as provided under this Agreement.

         4.3 Additional Further Action. If, at any time after the Closing, the Buyer or the Company shall consider or be advised that any deeds, bills of sale, assignments, assurances of any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in Buyer, the Company or the Albany Business its right, title, or interest in, to, or under any of the rights, properties, or assets acquired as a result of, or in connection with, this Agreement or to otherwise carry out any of the terms or provisions of this Agreement, the Seller, upon notice from the Buyer or the Company, shall execute and deliver all such deeds, bills of sale, assignments, and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, to, and under such rights, properties, or assets in Buyer or the Company or to otherwise carry out this Agreement.

         4.4 Affirmative Obligations. From the date hereof through the Closing Date, the Seller will, or will cause the Company and the Albany Business to,

               (a) comply in all material respects with all applicable laws and regulations; and

               (b) permit Buyer to contact agents, customers, and suppliers of the Albany Business to discover and confirm the nature of such agents, customers and suppliers' business relationship with the Albany Business and to preserve for Buyer the goodwill of the agents, suppliers, customers, and others having business relations with the Albany Business, provided that Buyer does not disclose the terms of this Agreement to any of such persons or entities without the Seller's prior written consent.

         4.5 Cooperation with FTC. Buyer hereby expressly acknowledges that consummation of the transactions contemplated hereby is subject to the approval of the FTC in connection with the FTC's review of the Tender Offer and the other transactions contemplated by the Merger Agreement. Buyer covenants and agrees to use its commercially reasonable efforts to obtain and furnish any information requested by the FTC regarding Buyer or the transactions contemplated hereby and to otherwise cooperate with Seller in obtaining approval by the FTC of this Agreement and the transactions contemplated hereby. Seller shall use commercially reasonable efforts to obtain the approval of this Agreement and the transactions contemplated hereby by the FTC.

         4.6 Non-Solicitation/Employment Obligations. From the date hereof through and including that date which is eighteen (18) months after the Closing, neither Seller nor any Affiliate of Seller shall employ or make any offers of employment to any Key Employee of the Albany Business unless the employment of any such Key Employee is involuntarily terminated from the Albany Business. For purposes hereof, the term "Key Employee" shall mean those employees specifically designated as Key Employees of the Albany Business pursuant to the Agreement Containing Consent Orders.

         4.7 Accrual of Stay Bonuses and Management Incentive Bonuses. Pursuant to the Agreement Containing Consent Orders, Seller has agreed with the FTC to provide incentive bonuses ("Stay Bonuses") for Key Employees who continue their employment with the Albany Business through the Closing. The Seller and Buyer have agreed that, for administrative convenience, such Stay Bonuses will be paid by the Company through the payroll of the Albany Business. In this regard, Seller, prior to the Closing, shall cause to be accrued on the books of the Albany Business a liability for such Stay Bonuses and will also endeavor to leave sufficient cash in the payroll account of the Albany Business to enable the Company to pay such Stay Bonuses and associated withholding immediately after the Closing. Similarly, Seller has agreed that certain top management employees of the Albany Business will be entitled at the time of Closing to payments under the Management Incentive Plan maintained by Seller for such employees. Again, for administrative convenience, the Seller and Buyer have agreed that such management incentive bonuses shall be paid through the payroll of the Albany Business. In this regard, Seller, prior to the Closing, shall cause to be accrued on the books of the Albany Business a liability for such management incentive bonuses and will also endeavor to leave sufficient cash in the payroll account of the Albany Business to enable the Company to pay such management incentive bonuses and associated withholding immediately after the Closing.

         4.8 Termination of Company Agreement. Prior to the Closing, Seller shall cause the Company Agreement to be terminated and of no further force and effect.

     5.  Conditions to Obligations of Buyer

     The obligations of Buyer under this Agreement are subject to the satisfaction of all of the following conditions prior to or at Closing, unless waived by Buyer in writing:

         5.1 Representations and Warranties. All of the representations and warranties by Seller contained in this Agreement shall have been true in all material respects when made and as of the Closing Date except as would not have a material adverse effect on the Albany Business; and, with respect to any representation or warranty made to Seller's Knowledge, the underlying facts and circumstances shall have been true in all material respects except as would not have a material adverse effect on the Albany Business.

         5.2 Material Performance by Seller. Seller shall have performed and complied or caused to be performed or complied, in either case in all material respects, with all agreements and conditions required by this Agreement to be performed or complied with by the Seller or the Albany Business prior to the Closing Date.

         5.3 No Material Adverse Change. There shall not have occurred, nor shall there exist as of the Closing, any event or set of circumstances that constitutes or has resulted in a material adverse change in the financial condition, properties or results of operation of theAlbany Business.

         5.4 Books and Records. At Closing, Seller shall have delivered to the Buyer original documents and any copies pertinent to the Company and the Albany Business, including minute books, membership interest ledgers, company seals and all contracts, leases correspondence, brochures and other written or printed matter belonging to the Albany Business.

         5.5 Certificate of Good Standing. At Closing, Seller shall have delivered to Buyer certificates indicating that the Company is in good standing under the laws of Delaware and in each jurisdiction in which it is qualified to do business as a foreign entity.

         5.6 Delivery of Certificates. Seller shall execute and deliver the assignments of membership interest.

         5.7 Resignation of Officers and Directors. The officers and management committee members of the Company shall have submitted their resignations to Buyer, with the exception of those officers designated as necessary on Exhibit 5.7 by Buyer.

         5.8 No Litigation. With the exception of the Agreement containing Consent Order with the FTC, no proceeding shall be pending or threatened before any court or any administrative or governmental authority to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, and no investigation that might eventuate in any such proceeding shall be pending or threatened.

         5.9 FTC Approval. The FTC shall have indicated in writing to Seller that it deems Buyer to be an acceptable buyer of the Albany Business.

         5.10 Side Letter from TIMET. Seller shall have delivered to Buyer a letter from TIMET acknowledging TIMET's consent that the rights of indemnication of the Company against TIMET pursuant to the Asset Contribution Agreement may be enforced on behalf of the Company either by the Company itself or by any Affiliate of the Company.


     6. Conditions to Obligations of the Seller

     The obligations of Seller under this Agreement are subject to the satisfaction prior to or at Closing of all of the following conditions, unless waived by Seller in writing:

         6.1 Representations and Warranties. All representations and warranties by Buyer contained in this Agreement shall be true and complete in all material respects as of the Closing Date.

         6.2 Complete Performance by Buyer. Buyer, in all material respects, shall have performed and complied with all agreements and conditions on its part required by this Agreement to be performed and complied with prior to or as of the Closing Date.

         6.3 Payment of Purchase Price. The Buyer shall have caused to be delivered to Seller the Purchase Price in the manner set forth inss.1.4.

     7. Transition.

         7.1   Employee Matters.

               (a) Termination of Participation in Seller Benefit Plans.

               As of the Closing Date, all Employees shall cease to participate in or benefit under Seller Benefit Plans. For purposes of this Agreement "Seller Benefit Plans" shall mean those Benefit Plans sponsored by the Seller or an ERISA Affiliate of the Seller other than the Company in which the Company was an adopting affiliate or whose Employees benefitted from under such Benefit Plans prior to the Closing Date.

               (b) Buyer COBRA Compliance.

               Buyer agrees that Buyer shall be responsible for providing Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") continuation coverage under Code ss.4980B to any person who is an M&A qualified beneficiary within the meaning of Prop. Treas. Reg. ss. 54.4980B-9. If Buyer fails to fulfill its obligation to provide COBRA continuation coverage in accordance with this provision, Buyer shall indemnify and hold harmless the Seller and its ERISA Affiliates against any claim, cost, expense, liability, obligation, loss, or damage, including attorneys' fees sustained by such failure.

               (c) Direct Transfer of Balances in Seller's Savings and Investment Plan.

               Seller and Buyer shall take all necessary steps consistent with applicable law to provide that certain accounts under Seller's Savings and Investment Plan identified in Section 2.20 shall be transferred in a direct trustee-to-trustee transfer from Seller's Savings and Investment Plan to a plan maintained by Buyer which is subject to
          Section 401(k) of the Code ("Buyer's Plan"). Accounts transferred pursuant to the preceding sentence shall be all accounts under Seller's Savings and Investment Plan (including, to the extent reasonably feasible as determined by the administrator of Buyer's Plan, any then-outstanding participant loans) of Employees who are employees of the Company as of the day after the Closing Date. Such transfer shall be carried out as soon as reasonably practicable after the Closing Date. With respect to any such transferred participant loans, such transfer of currently outstanding loans under this provision is not intended to obligate Buyer's Plan to allow participants to take out new loans with respect to such transferred accounts, or to prevent such new loans if permitted under generally applicable provisions of Buyer's Plan.

               (d) Required Documentation.

               In connection with the implementation of this Section 7.1, the Seller and the Buyer shall cooperate, and the Seller or the Buyer, as the case may be, shall cause the Company to cooperate, in the preparation and filing of all documentation required to be filed with any, trustee, fiduciary, applicable governmental agency or authority, or other third party.


         7.2 Assistance. Seller will cooperate with Buyer and will use its best efforts to assist Buyer in a smooth transition of the ownership and operation of the Albany Business on and after Closing Date, including the preservation of the continued services of the employees of the Albany Business and the preservation for the Albany Business of the goodwill of suppliers, customers, and others having business relations with the Albany Business.

     8.  Indemnification.

         8.1 Indemnification by Seller Generally. Seller shall indemnify and hold harmless Buyer, the Company and their respective directors, managers, officers, shareholders, employees and agents, and their successors and assigns, against any claim, cost, expense, liability, obligation, loss, or damage, including attorneys' fees, sustained by Indemnitees arising out of or resulting from:

               (a) any misrepresentation or breach of any representation or warranty made by Seller in this Agreement or any Schedule or Exhibit attached hereto or delivered pursuant hereto;

               (b) the breach of any covenant, agreement or obligation of Seller contained in this Agreement or any Exhibit hereto or any other instrument contemplated by this Agreement;

               (c) any net increase in taxes assessed with regard to the Company with respect to any periods ending on or prior to the Closing, except to the extent that such increase is provided for in the Final Closing Balance Sheet;

               (d) the conduct by the Company of the Franklin Business and any other activity unrelated to the Albany Business;

               (e) damage to the City of Albany, Oregon stormwater drainage system caused by the September 2, 1999 acid spill at the Real Estate owned by the Albany Business; and

               (f) any fines or penalties levied by the United States Environmental Protection Agency ("EPA") as a result of previous reporting failures which the Albany Facility has since discovered and voluntarily brought to the attention of the EPA.

         8.2   Limitations on Indemnification by Seller.

               8.2.1 With respect to Section 8.1(a) above, Seller shall not be required to pay any amount under such Section 8.1(a) except to the extent that Buyer shall have incurred loss, liability, damage, cost or expense, including counsel fees, covered by the provisions of Section 8.1(a) in excess of $500,000 in the aggregate (the "Deductible Amount"). In addition, the maximum amount for which Seller shall be liable under Section 8.1(a) shall be $5,000,000. Notwithstanding the foregoing, to the extent that the Company has claims for indemnification under the Asset Contribution Agreement against TIMET which are subject to the $1,000,000 aggregate threshold set forth in
          Section 6(b)(i)(B) of the Asset Contribution Agreement, the Deductible Amount shall be reduced by the extent to which such claims against TIMET exceed $500,000. By way of example, if the total value of claims against TIMET which are subject to Section 6(b)(i)(B) of the Asset Contribution Agreement is $700,000, then the Deductible Amount shall be reduced to $300,000. To the extent that the Company expresses its belief that it has claims against TIMET which are subject to the $1,000,000 aggregate threshold, the Company shall provide Seller with sufficient written notice and supporting material regarding such claims so as to enable Seller to understand the nature and value of such claims. In the event that Seller disagrees with the validity or value of any such claim, such dispute shall be resolved by reference to the dispute resolution provision of Section 12.7 of this Agreement.

               8.2.2 Recognizing that the Albany Business was operated by TIMET prior to August 1, 1998 and that, pursuant to the Asset Contribution Agreement, TIMET has retained certain liabilities and provided certain indemnifications in favor of the Company relating to the operation of the Albany Business prior to August 1, 1998, the parties hereto agree that the indemnification obligation of Seller under Section 8.1(a) shall pertain only to the extent that the facts and circumstances giving rise to such indemnification obligations actually occurred on or after August 1, 1998 and before the Closing.

         8.3 Credit for Tax Benefits. Seller shall receive a credit (on a present value basis) to be applied against any indemnity payments otherwise due hereunder for all tax credits, allowances, losses, deductions and refunds to which Buyer becomes entitled as a result of any of the losses, liabilities, damages, costs or expenses for which it is indemnified hereunder.

         8.4 Time Limit for Claims by Buyer against Seller. No claim for indemnification pursuant to Section 8.1(a) shall be made unless asserted by written notice prior to July 30, 2001, provided, however, that the time limit on any claim for fraud or willful concealment shall be 90 days following the time period which is prescribed by the applicable statute of limitations together with any period during which such statute of limitation is tolled. The rights and obligations of the parties under this Article 8 shall be the exclusive rights and obligations of the parties with respect to the breach of any representation or warranty of Seller set forth in this Agreement.

         8.5 Recovery from Third Parties. To the extent the Company has potential claims against TIMET, an insurer or any other party with respect to a matter indemnified by Seller under this Article 8, Buyer shall use all commercially reasonable efforts to pursue such claims against such other parties. Seller's indemnity obligations under this Article 8 shall be reduced by any amounts recovered by Buyer from any third party, less Buyer's reasonable legal costs in pursuing the recovery.

         8.6 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and its directors, officers, shareholders, employees and agents, and their successors and assigns, against any claim, cost, expense, liability, obligation, loss, or damage, including attorneys' fees, sustained by Indemnitees arising out of or resulting from the conduct of the business, including the Albany Business, by the Buyer from and after the Closing Date.

     9. Indemnification Procedures. In the case of any claim asserted by a third party against an indemnified party (the "Indemnitee"), notice shall be given by the Indemnitee to the indemnifying party (the "Indemnitor") promptly after such Indemnitee has actual knowledge of any claim as to which indemnity may be sought, and the Indemnitee shall permit the Indemnitor (at the expense of Indemnitor) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnitor who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnitee, (ii) the Indemnitee may participate in such defense at such Indemnitee's expense, and (iii) the omission by any Indemnitee to give notice as provided herein shall not relieve the Indemnitor of its indemnification obligation under this Agreement except to the extent that the Indemnitor is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnitee, the Indemnitor shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnitee. In the event that the Indemnitor does not accept the defense of any matter as above provided, the Indemnitee shall have the full right to defend against any such claim or demand. In any event, the Indemnitor and the Indemnitee shall cooperate in the defense of any claim or litigation subject to this Section 8.5 and the records of each shall be available to the other with respect to such defense.

     10. Access to Information and Documents.

     From the date hereof through the Closing Date, the Seller will continue to give or cause the Albany Business to give to Buyer and its financial advisers, legal counsel, independent accountants, and other representatives reasonable access during normal business hours to all properties, documents, contracts, employees, and records of or relating to the Albany Business and will furnish Buyer with copies of such documents (certified, if so requested) and with such information with respect to their affairs as Buyer from time to time reasonably may request.

     11. Termination; Recission of Transactions.

         11.1 Termination. This Agreement may be terminated at any time prior to consummation of the Closing by the parties as follows:

               (a) by written agreement of the Buyer and Seller;

               (b) by written notice from Buyer in the event that (i) the representations and warranties of Seller shall not have been true and correct in all material respects as of the date when made, or (ii) if any of the conditions to Buyer's obligations as set forth in Section 5 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date;

               (c) by written notice from Seller in the event that (i) the representations and warranties of Buyer shall not have been true and correct in all material respects as of the date when made, or (ii) if any of the conditions to Seller's obligations as set forth in Section 6 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date;

               (d) by written notice of Seller if, in the reasonable and good faith judgement of Seller, the FTC will not approve the sale of the Company to the Buyer.

         11.2 Recission of Transactions. Buyer and Seller hereby expressly agree to consummate the transactions contemplated under this Agreement upon satisfaction of the conditions set forth in Article 5 hereof notwithstanding that FTC approval of the Agreement and the transactions contemplated hereby shall at such time be preliminary in nature and subject to the final order of the FTC. The parties hereby agree that if, at the time the FTC determines to make its order final, the FTC notified Seller that Buyer is not an acceptable acquiror of the Purchased Assets or that the Agreement is not an acceptable manner of divestiture, then (i) Seller shall immediately rescind the sale to Buyer of the Purchased Assets hereunder, (ii) Buyer and Seller shall return to their respective positions immediately prior to the closing, Agreement shall terminate and all obligations of the parties hereunder shall cease upon such termination; and
     (iv) Buyer shall have no claims against Seller of any nature whatsoever other than for the repayment of the Purchase Price.

     12. Miscellaneous.

         12.1 Binding Effect. This Agreement, including the Schedules and Exhibits, shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         12.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties and there are no representations, warranties, covenants, or obligations except as set forth herein. This Agreement supersedes all prior or contemporaneous agreements, understandings, negotiations, and discussions, written or oral, of the parties hereto, relating to any transaction contemplated by this Agreement. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

         12.3 Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of this Agreement or affect those portions of this Agreement which are valid.

         12.4 Notices. Any notices, requests, demands, or other communications hereunder, shall be in writing and shall be deemed to have been duly given when personally delivered or transmitted by facsimile or five days after being mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

               If to Seller:

                      Wyman-Gordon Company
                      244 Worcester Street
                      North Grafton, MA  01536-8001
                      Attention:  General Counsel
                      Telephone:  508-839-8311
                      FAX: 508-839-7500

               With a copy to:

                      Stoel Rives LLP
                      900 SW Fifth Avenue, Suite 2600
                      Portland, OR  97204-1268
                      Attention:  Ruth A. Beyer, Esq.
                      Telephone:  503-294-9332
                      FAX: 503-294-9853

               If to Buyer:

                      McLad Corporation
                      C/o Ladish Co., Inc.
                      5481 S. Packard Avenue
                      Cudahy, WI  53110
                      Attention:  Wayne E. Larsen
                      Telephone:  414-747-2935
                      FAX:  414-747-2890

               with a required copy to

                      Foley & Lardner
                      777 E. Wisconsin Avenue
                      Milwaukee, WI  53202
                      Attention:  John M. Olson, Esq.
                      Telephone:  414-297-5640
                      FAX:  414-297-4900

               or to such other address as either party may specify in writing to the other.

         12.5 Further Assurances. The parties shall execute and deliver such other and further documents or instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

         12.6 Extensions and Waivers. Buyer and Seller may, only by written agreement signed by all parties, (a) extend the time for the performance of any of their obligations or other acts under this Agreement; (b) waive any inaccuracies in any of the representations and warranties contained in this Agreement or in any instruments and documents delivered pursuant to this Agreement; (c) waive compliance with or modify any of the covenants or agreements contained in this Agreement; or (d) waive or modify the performance of any of the obligations or other acts of the parties to this Agreement.

         12.7 Dispute Resolution. In the event of a dispute between the parties concerning their respective rights and obligations under this Agreement, or the breach, termination, negotiation, or validity hereof and/or the rights or obligations of the parties arising out of or relating to this Agreement or the breach, termination, negotiation or validity thereof, in any case that the parties are unable to resolve amicably between themselves within 60 days of proper notice from one party to another, such dispute shall be settled by arbitration in Denver, Colorado in an expedited manner in accordance with the Rules of the American Arbitration Association by a duly registered arbitrator to be selected jointly by the parties. In the event that the parties cannot agree on an arbitrator, an arbitrator shall be appointed by the President of the American Arbitration Association. The decision of the arbitrator shall be final and binding upon the parties. Each party irrevocably waives any objection to proceeding before the American Arbitration Association based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that dispute resolution before the American Arbitration Association has been brought in an inconvenient forum. Each of the parties hereto agrees that its submission to jurisdiction is made for the express benefit of the other parties hereto. Notwithstanding the above, any party shall be entitled to seek a restraining order or preliminary injunction in any court of competent jurisdiction.

         12.8 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Oregon without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of Oregon and of the United States District Court for the District of Oregon (the "Oregon Courts") solely and exclusively for purposes of enforcing any award or decision in any proceeding under Section 12.7 and for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Oregon Courts and agrees not to plead or claim in any Oregon Court that such litigation in the Oregon Courts has been brought in any inconvenient forum. Each of the parties hereto agrees, (i) to the extent such party is not otherwise subject to service of process , and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Oregon.

         12.9 Enumerations, and Headings. The enumerations and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

         12.10 Amendment. This Agreement may not be modified or amended except with the written consent of both Seller and Buyer.

         12.11 Expenses. Except as otherwise expressly set forth herein, Seller and Buyer shall pay their own expenses in connection with the preparation, negotiation, and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of investment bankers, financial advisors, legal counsel, independent accountants, and actuaries.

         12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument and all of which together shall be deemed to be one and the same instrument, and shall become effective when one or more counterparts shall have been signed by each of the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective as of the day and year first above written.

WYMAN-GORDON COMPANY                       MCLAD CORPORATION



By:                                         By:
   ------------------------------              -------------------------------
Name:                                       Name:
Title:                                      Title:



LADISH CO., INC., a Wisconsin corporation,
For purposes of being jointly and severally liable for the obligations of Buyer



By:
   ------------------------------
Name:
Title: